Exhibit 99.1

NEWS RELEASE
For Release: 3:05 CDT, Wednesday, October 20, 2010	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ACQUIRES SNARE PRODUCT LINE
FROM RADIUS MEDICAL TECHNOLOGIES

Acquisition price of $6.5 million paid from existing cash balance

Acquisition expected to be accretive in 2011

MINNEAPOLIS, Minnesota  —  Vascular Solutions, Inc. (Nasdaq: VASC) today announced that it has acquired the assets related to the EXPRO Elite™ and MICRO Elite™ snare products from Radius Medical Technologies, Inc. and its subsidiary, Radius Medical, LLC.  Vascular Solutions has been selling the EXPRO Elite™ and MICRO Elite™ snares in the U.S. under a distribution relationship with Radius since 2008, while in international markets Radius has been selling the products through a network of independent distributors.  Sales of the products were $1.6 million during the last four quarters, consisting of $1.3 million in sales in the U.S. and $0.3 million in sales to distributors in international markets.  Effective immediately, international sales of the snare products will transition to Vascular Solutions’ existing international distribution network and U.S. sales will continue to be sold through Vascular Solutions’ direct sales force.  Also included in the asset acquisition are the QUATTRO Elite™ and SYMPRO Elite™ snares and the Oracle™ retrieval system, all of which are either recently launched or in development.

Vascular Solutions expects to transfer the manufacturing of the products from Radius’ facility in Boston to Vascular Solutions’ existing facility in Minnesota over the next six months.  The aggregate acquisition price of $6.5 million consists of $5.0 million paid in cash at closing and $1.5 million payable in cash upon successful completion of the transfer of the manufacturing processes.  In addition, Radius will be entitled to receive a cash earn-out payment following each of calendar years 2011, 2012 and 2013, in each case in an amount equal to 25% of net sales for that calendar year in excess of a target amount.  The target amount is $2,000,000, $2,500,000 and $3,000,000 for calendar years 2011, 2012 and 2013, respectively.

“We are excited about owning the EXPRO Elite and MICRO Elite snares and capturing the entire margin on the sale of the product while adding international sales,” commented Howard Root, Chief Executive Officer of Vascular Solutions.  “Upon completion of the manufacturing transfer we expect to be able to both improve our gross margin and adopt more competitive pricing to gain market share in the existing $35 million snare market.  We also look forward to launching the QUATTRO Elite and SYMPRO Elite snares either late this year or early in 2011 and to explore the possibilities with the Oracle retrieval system.  We expect the acquisition will be accretive to our earnings by approximately $0.02 per share in 2011, with only modest transition and integration costs in the fourth quarter of 2010,” Mr. Root added.

The acquisition will be accounted for as a business combination in the fourth quarter of 2010.  On a preliminary basis, approximately $1.0 million will be allocated to the earn-out value, thereby increasing the total estimated purchase price to $7.5 million.  Approximately $150,000 of the acquisition price is expected to be allocated to the tangible assets acquired in the transaction, with $3.2 million allocated to intangible assets and the remaining $4.2 million allocated to goodwill.  The intangible assets are expected to be amortized at the rate of approximately $80,000 per quarter.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

About Radius Medical

Radius Medical Technologies, Inc. is a privately held corporation based in Acton, MA, specializing in the design, development and marketing of minimally invasive medical devices for treating cardiovascular disease. Since 1991, Radius’ competitive advantage has been its ability to create high value, high performance, guidewire-based instruments to extend access throughout the vasculature.

For further information, connect to www.vascularsolutions.com.

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